                                                                    EXHIBIT 12.1


                          STATEMENT RE COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                 PERIOD FROM
                                                                                             INCEPTION (AUGUST 5,
                                                                        THREE MONTHS ENDED    1997) TO DECEMBER
                                                                          MARCH 31, 1998           31, 1997
                                                                        -------------------  --------------------
Net Income (Loss) (a).................................................      $   278,231          $   (309,112)
Add:
  Portion of rents representative of the interest factor..............            4,540                 2,772
                                                                               --------            ----------
    Net Income as adjusted............................................      $   282,771          $   (306,340)
                                                                               --------            ----------
                                                                               --------            ----------

Fixed Charges
Portion of rents representative of the interest factor................      $     4,540          $      2,772
                                                                               --------            ----------
    Fixed Charges.....................................................      $     4,540          $      2,772
                                                                               --------            ----------
                                                                               --------            ----------
                                                                               --------            ----------
Ratio of Earnings to Fixed Charges....................................             62.3                    (b)
                                                                               --------            ----------
                                                                               --------            ----------


------------------------


(a) Net Income (Loss) is representative of Income (Loss) before income taxes as the Company is treated as a partnership for federal income tax purposes.



(b) As a result of the loss incurred in 1997, earnings did not cover fixed charges by $303,568. Thus, no positive ratio is presented.



(c) No pro forma earnings to fixed charges is presented as the Company had no debt outstanding prior to the issuance of the Old Notes in April 1998. Additionally, the terms of the New Notes are the same as those of the Old Notes.